UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 6, 2006

Date of Report (Date of earliest event reported)

Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma

(State or other jurisdiction

0-32593

(Commission File Number)

73-1599600

(IRS Employer Identification No.)

115 West 7th Street, Suite 1415, Fort Worth, Texas, 76102

(Address of principal executive offices)

(877) 329-8388

Registrant’s telephone number, including area code

115 West 7th Street, Suite 1400, Fort Worth, Texas, 76102

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors and Appointment of Principal Officers

On March 6, 2006 Wentworth Energy, Inc.’s 50%-owned subsidiary, Wentworth Oil Sands, Inc. appointed Mr. Roger Williams a director and Chief Executive Officer of Wentworth Oil Sands, Inc.  Mr. Williams has over 25 years of professional engineering and senior legal experience with major projects, including onshore and offshore Gulf of Mexico leases, the Trans-Alaska Pipeline System, gas fields in Indonesia and the Philippines, and power plants developed in tandem with upstream oil and gas projects.  He also has extensive industry experience working for over nine years as a lead engineer for Exxon on several major upstream projects, including strategic planning, financial analyses and reservoir development studies.  Mr. Williams is leaving his law practice where for the last four years he served as managing partner of Troutman Sanders LLP’s Hong Kong office.  He has held various legal and petroleum industry positions both as a practicing attorney and professional engineer since 1979.  Mr. Williams has degrees in petroleum and chemical engineering, and received his law degree from the University of Alabama in 1991.  His legal career included practice with Skadden, Arps, Slate, Meagher & Flom LLP in Washington, D.C., Hong Kong and Singapore.

Mr. Gordon C. McDougall was also appointed a director and President of Wentworth Oil Sands, Inc. on March 6, 2006.  Mr. McDougall is a director and President of Wentworth Energy, Inc.

Also on March 6, 2006, Mr. Barry Rosengrant was appointed Secretary-Treasurer of Wentworth Oil Sands, Inc.  Mr. Rosengrant is founder and manager of Petromax Technologies, LLC (“Petromax”).  Petromax is the developer of a proprietary process combining non-hazardous chemical formulations with shearing technology that separates oil and other commodities of value from inorganic material to which it adheres.  This process has application to markets for oil sludge removal, down-hole oil field stimulation, hazardous waste remediation and oil sands development.

Wentworth Energy, Inc. and Petromax formed Wentworth Oil Sands, Inc. as a joint venture to develop oil sands projects using Petromax’s hydrocarbon separation technology.  Wentworth Oil Sands, Inc. intends to acquire exclusive rights to the Petromax processing technology for oil sands and several other specific applications.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 9, 2006

WENTWORTH ENERGY, INC.

/s/ John Punzo

John Punzo

Chief Executive Officer